EXHIBIT 10.3
FORM OF AWARD AGREEMENT
2013 Performance-Based Restricted Stock Unit Award Agreement
NCR Corporation 2011 Amended and Restated Stock Incentive Plan
and the NCR Corporation 2013 Stock Incentive Plan
You have been awarded a number of performance-based restricted stock units (the “Stock Units”) under the NCR Corporation 2011 Amended and Restated Stock Incentive Plan (the “2011 Plan”) or under the NCR Corporation 2013 Stock Incentive Plan (the “2013 Plan”), to the extent the 2013 Plan has superseded or replaced the 2011 Plan as of the Grant Date (as defined below) (collectively, the “Plan”), as described on the performance-based restricted stock unit information page on the website (www.netbenefits.fidelity.com) of the third‑party Plan administrator (the “TPA”) for NCR Corporation (referred to herein as “NCR” or the “Company”), effective as of the date of grant of this award (the “Grant Date”), subject to the terms and conditions of this 2013 Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) and the Plan. Capitalized terms used but not defined herein are defined in the Plan.
1.Grant of Stock Units. Subject to potential adjustment set forth in Section 2 and further subject to the other terms and conditions of this Agreement, 100% of the Stock Units will become nonforfeitable (“Vested”) forty‑four (44) months after the Grant Date (the “Vesting Date”) provided that (i) the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”) has certified that NCR has achieved the level of Return on Capital (as defined below) for the period from January 1, 2013 through December 31, 2014 (the “Performance Period”), and (ii) you are continuously employed by NCR or, if different, your employer (the “Employer”) through and until the Vesting Date. In all cases, the Committee shall certify whether NCR has achieved the predetermined level of Return on Capital, and certain other discretionary performance vesting measures (as outlined in Section 2 below), within ninety (90) days following the end of the Performance Period.
2.    Performance Vesting. The number of Stock Units awarded to you (the “Target Award Number”) may be adjusted upward or downward depending on whether NCR’s Non-Pension Operating Income after Capital Charge (“NPOICC”) for all or a portion of the Performance Period (“NCR Performance”) is greater or less than the target NPOICC (the “Performance Target”) during each of the two (2) calendar years that make up the Performance Period (respectively, “Year One” and “Year Two”). You may receive up to 125% of the Target Award Number based on NCR Performance. The number of Stock Units that a Participant will receive under this Agreement, after giving effect to such adjustment, is referred to as the “Final Award Number.” The Final Award Number represents the right to receive a number of Stock Units equal to the Final Award Number, subject to the vesting requirements and distribution provisions of this Agreement and the terms of the Plan. Your Final Award Number shall be calculated as described in the following Performance Vesting Scenario chart.

Performance Vesting Scenarios and Determination of Final Award Number

Scenario	Year One NCR Performance	Year Two NCR Performance	Final Award Number
Scenario 1	Greater than Year One Performance Target	Greater than or equal to Year One Performance Target
Target Award Number multiplied by a percentage from 100% to 125%, where 100% applies where Year One NCR Performance equals Performance Target, 125% applies where Year One NCR Performance meets or exceeds Maximum, and all other percentages from 100% to 125% are determined through interpolation of the Year One NCR Performance between Performance Target and Maximum.

Scenario 2	Greater than Year One Performance Target	Less than Year One Performance Target	100% of Target Award Number.
Scenario 3	Equal to or less than Year One Performance Target and greater than Year One Threshold	Not Applicable
Target Award Number multiplied by a percentage from 25% to 100%, where 25% applies where Year One NCR Performance equals Threshold, 100% applies where Year One NCR Performance equals Performance Target, and all other percentages from 25% to 100% are determined through interpolation of the Year One NCR Performance between Threshold and Performance Target.

Scenario 4	Less than Year One Threshold	Not Applicable	0% of Target Award Number.

Notwithstanding the foregoing, the Committee reserves the right to reduce the Final Award Number based on the achievement of NPOICC during the Performance Period, and as a result, may reduce the number of Stock Units that will vest based on such other factors as the Committee in its sole and absolute discretion determines to be appropriate and/or advisable; provided, however, that it is the intention of the Committee that it will deviate from such Performance Vesting formula based on achievement of NPOICC only in extreme and unusual circumstances.
For purposes of this Agreement, “NPOICC” shall mean (A minus (B times C)). “A” equals “Non-Pension Operating Income” (which is operating income before defined benefit pension expense (or income) and including costs attributable to stock options) for the fiscal year, as reported by NCR at the conclusion of the fiscal year. “B” equals “Controllable Capital,” which is working capital (comprised of accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of Property, Plant &

Equipment, other current assets, excluding taxes, and capitalized software, minus the sum of payroll and employee benefits and other current liabilities, excluding taxes and severance (FAS 112 liability). “C” equals 10.0%, which approximates NCR’s weighted average cost of capital for the prior year (measured on a four quarter average). “Return on Capital” shall mean Non-Pension Operating Income divided by Controllable Capital, each as defined in this Section. “Threshold” and “Maximum” shall mean the respective levels of performance outlined on the performance-based restricted stock unit information page on the website of the TPA for NCR.
3.    Settlement of Stock Units. Except as may be otherwise provided in Section 4 or 5 below, Section 14(l) of the Plan or pursuant to an election under Section 14(k) of the Plan, Vested Stock Units will be paid to you within seventy (70) days after the earlier of (i) your Vesting Date, (ii) your Termination of Employment. Such Vested Stock Units will be paid to you in shares of Common Stock (such that one Stock Unit equals one share of Common Stock) or, in NCR’s sole discretion, in an amount of cash equal to the Fair Market Value of such number of shares of Common Stock on date that immediately precedes the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 4 of this Agreement), or a combination thereof.
4.    Certain Events Prior to Vesting Date. The Plan provides for what happens in connection with certain events prior to vesting of the Award. The following charts describe the more common events.
Termination Provisions

Termination Event	Treatment of Stock Units
Death or Disability
Prorated Vesting— The pro rata portion of the Stock Units that will become Vested pursuant to this Section 4 will be determined by multiplying the Target Award Number by a fraction the numerator of which is the number of full and partial months of employment that you completed after the Grant Date and before the Vesting Date, and the denominator of which is forty-four (44) (the “Pro-rata Fraction”) minus the Stock Units that had become Vested on or prior to the date of your termination of employment.

Involuntary Termination (other than for Cause)
Prorated Vesting—A pro rata portion of the Stock Units will become Vested on the Vesting Date. The pro rata portion will be determined by calculating the total number of shares you would have received (as determined under Section 2) as if your NCR employment had not terminated prior to your Vesting Date and multiplying that number by the Pro-rata Fraction.

Voluntary Resignation	Forfeited—Unvested Stock Units will be forfeited.
Termination for Cause	Forfeited—Unvested Stock Units will be forfeited.

For purposes of this Agreement, “Disability” means Termination of Employment as a result of a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR, its Subsidiaries or Affiliates. “Involuntary Termination” means Termination of Employment by the Company or the Employer for any reason other than for Cause (as defined in the Plan), excluding termination by the Company or the Employer during the 24 months following a Change in Control.
Change in Control Provisions

Change in Control Event	Treatment of Stock Units
Change in Control occurring prior to the end of Year One	The Target Award Number of Stock Units shall become Vested on the Vesting Date (without regard to performance or proration), subject to your continued employment through and until the Vesting Date.
Change in Control occurring on or after the end of Year One but before the end of the Performance Period
The Stock Units shall become Vested on the Vesting Date (without regard to proration) based on NCR Performance for Year One (as if NCR Performance for Year Two is greater that NCR Performance for Year One) as determined under Scenario 1 of Section 2.

Change in Control occurring on or after the end of the Performance Period but prior to Vesting Date	The Stock Units shall Vest on the Vesting Date as determined under Section 2.

Notwithstanding any other provision of this Agreement to the contrary other than Sections 6, 10, 12, 13 and 25:
(i)    where the Stock Units are assumed, converted or replaced by the continuing entity, if, during the twenty‑four (24) months following the Change in Control, you incur a Termination of Employment by NCR, the Employer or the continuing entity other than for Cause (as defined in the NCR Change in Control Severance Plan, to the extent you are a Participant in the NCR Change in Control Severance Plan at the time of such Termination of Employment; otherwise, as defined in the Plan) or Disability or, if you are a Participant in the NCR Change in Control Severance Plan, an NCR policy or a similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control and you terminate your employment for Good Reason as so defined, to the extent not then Vested, the Stock Units shall become Vested immediately upon your Termination of Employment in the amounts determined as set forth in the chart above; and
(ii)    in the event a Change in Control occurs prior to the Vesting Date and the Stock Units are not assumed, converted or replaced by the continuing entity, the Stock Units shall become Vested immediately prior to the Change in Control in the amounts determined as set forth in the chart above.

5.    Compliance with Section 409A of the Code. The intent of the parties is that payments under this Agreement comply with Section 409A of the Code or are exempt there from, and this Agreement shall be interpreted, administered and governed in accordance with such intent.
6.    Confidentiality. By accepting this Award, except to the extent disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Stock Units will be forfeited if you violate the terms and conditions of this Section.
7.    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted in accordance with Section 3(d) of the Plan.
8.    Nontransferability. At all times before the Vesting Date, the Stock Units, to the extent not fully Vested, may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, by will or by the laws of descent and distribution upon your death. As soon as practicable after the Vesting Date (or such other date as Stock Units become payable in accordance with Section 4), if Stock Units are to be paid in the form of shares of Common Stock, NCR will instruct its transfer agent and/or its TPA to record on your account the number of such shares underlying the number of Stock Units, and such shares will be freely transferable.
9.    Dividends. Any cash dividends declared before the Vesting Date on the shares underlying the unvested Stock Units shall not be paid currently, but shall be converted into additional Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein. As of each date that NCR would otherwise pay the declared dividend on the shares underlying the Stock Units (the “Dividend Payment Date”), in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR’s Common Stock on the Dividend Payment Date.
10.    Misconduct. The Stock Units, to the extent not fully Vested, will be forfeited if the Committee determines that you engaged in misconduct in connection with your employment with NCR or the Employer.
11.    Withholding. Prior to any relevant tax or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to NCR and/or the Employer to satisfy all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”). In this regard, you authorize NCR and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Common Stock to be issued upon settlement of the Stock Units. In the event that such withholding in shares of Common Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the Stock Units, you authorize and direct NCR and any brokerage firm determined acceptable to NCR to sell on your behalf a whole number of shares from those shares of Common Stock issued to you as NCR determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
You acknowledge that, regardless of any action taken by NCR or the Employer, the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by NCR or the Employer. Depending on the withholding method, NCR may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.
Finally, you agree to pay to NCR or the Employer, including through withholding from your wages or other cash compensation paid to you by NCR and/or the Employer, any amount of Tax-Related Items that NCR or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. NCR may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.
12.    Noncompetition and Nonsolicitation. In exchange for the consideration you are receiving pursuant to the terms of this Agreement, you agree that during your employment with NCR and for a twelve month period after its termination (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of NCR:
(a)[I FOR EMPLOYEES GRADE 18 AND ABOVE AS OF THE DATE OF THIS AGREEMENT] perform services, directly or indirectly, (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; (iii) on behalf of yourself or a person or entity in competition with NCR that is not one of the named “Competing Organizations” either on the list below in this Section 12 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (h)); and (iv) anywhere within the United States, or in any State or territory thereof in which NCR does or did business during your NCR employment, all of which States or territories are deemed to be separately set forth here and the names of which are incorporated by reference;

(a)    [II FOR EMPLOYEES GRADE 17 AND BELOW AS OF THE DATE OF THIS AGREEMENT] perform services, directly or indirectly, (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; (iii) on behalf of yourself or a person or entity in competition with NCR that is not one of the named “Competing Organizations” either on the list below in this Section 12 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (h)); and (iv) within the territory where or for which you performed such services within the two years preceding your termination to the extent a specific geographic territory was assigned to you or, if no territory was assigned to you, then within a 250-mile radius from the primary office or other location where you worked during the last two years of your NCR employment;
(b)perform services, directly or indirectly, (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; and (iii) on behalf of any named “Competing Organization” either on the list below in this Section 12 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (h));
(c)directly or indirectly recruit, hire, solicit or induce, or attempt to recruit, hire, solicit or induce, any employee of NCR, its Subsidiaries or Affiliates, to terminate his or her employment with NCR, its Subsidiaries or Affiliates; or
(d)solicit or attempt to solicit the business of any NCR customers or actively sought prospective customers with which you had material contact during the last two years of your NCR employment. “Material contact” means the contact between you and each customer or actively sought prospective customer (i) with which you dealt on behalf of NCR, (ii) whose dealings with NCR were coordinated or supervised by you, (iii) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (iv) who receives products or services authorized by NCR, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within the two years prior to the date of the your termination.
(e)    All references to “NCR” in this Section 12 shall be deemed to include its Subsidiaries and Affiliates, and references to “NCR employment” shall be deemed to include your employment, if any, by a company the stock or substantially all the assets of which NCR has acquired. As a non-limiting example, a reference to the “last two years of your NCR employment” may include both time as an NCR employee and time as a Radiant Systems employee.

(f)    The covenants contained within this Section 12 are a material component of the consideration for this Agreement. If you breach any of these covenants, NCR shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief. In the event of such a breach, in addition to NCR’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Stock Units that vested during the eighteen (18) months prior to the date of your Termination of Employment (or if applicable law mandates a maximum time that is shorter than eighteen (18) months, than for a period of time equal to the shorter maximum period), without regard to whether you continue to own the shares associated with such Stock Units or not.
(g)    The twelve-month period set forth in this Section 12 shall be tolled and suspended during and for the pendency of any violation of its terms, and for the pendency of any legal proceedings to enforce any of the covenants set forth herein, and all time that is part of or subject to such tolling and suspension shall not be counted toward the twelve-month duration of the applicable covenant. By way of example, if immediately following your departure from NCR you accept employment with a competitor that is prohibited by the noncompetition covenant contained in this Section 12, and work for such competitor for six months before NCR obtains a judicial or arbitral order terminating or modifying that employment, your twelve-month noncompetition period shall not commence until after you have commenced compliance with that order.
(h)    For purposes of this Agreement, “Competing Organizations” shall be the following as of the Grant Date including the subsidiaries and affiliates of each. The list of Competing Organizations is updated and revised from time to time, and such updated lists shall be deemed a part of this Agreement; the current list may be obtained from the NCR Law Department or the NCR Human Resources Department upon request, or from the NCR Human Resources intranet website.

Agilysys	Hitachi-Omron Terminal Systems	Pendum
Arianne	Hyosung	Phoenix Interactive
Arinc.	IBM	Pinnacle Corporation
Casio America, Inc.	IER	POSitech
Cenveo	Intuit	Retail Pro International
DATA Business Forms	Itautec	RR Donnelly
Dell, Inc.	JDA Software	SAP
Diebold	KAL (Korala Associates)	Schades-Heipa
Dimension Data	Kony	Sharp
Dresser	Kiosk (KIS)	SITA
Eastcom	LGN-Sys	Square
EPIC	Logicalis	Talaris
Epicor	Mahathi	TeleSource
Escher	Micros Systems	Tolt
Fujitsu	Mobile Travel Technologies	Toshiba TEC
Getronics	NRT	Unisys
Gilbarco Veeder-Root	nscglobal	Useablenet
Glory	Oki	Verifone

GRG Banking Equipment	Oracle	Vista
GRG International	Panasonic Corporation	Wand
Hewlett Packard	PAR Technology	Wincor
Hitachi	PayPal / eBay	Xpient
13.    Compensation Recovery Policy. By accepting the Stock Units, you acknowledge and agree that to the extent the Stock Units constitute “Covered Incentive Compensation” subject to the terms of NCR’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Stock Units pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted by law, enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason.
14.    Dispute Resolution. By accepting this Award, you agree that, where permitted by local law, any controversy or claim arising out of or related to this Agreement or your employment with NCR, its Subsidiaries or Affiliates shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. If you are employed in the United States, the arbitration shall be pursuant to the then current rules of the American Arbitration Association in or near the city where you work or worked for NCR. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of your NCR business organization pursuant to the rules of a reputable national or international arbitration organization. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia, without regard to its conflict‑of‑laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association or by similar applicable rules for an arbitration held outside the United States. If any portion of this paragraph is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this paragraph.
Notwithstanding the preceding subparagraph, you acknowledge that if you breach any of the covenants set forth in Section 12, NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach any of the Section 12 covenants, NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.
15.    Beneficiaries. Subject to the terms of this Agreement, you may at any time designate through the TPA, one or more beneficiaries to receive all or part of any shares of Common Stock underlying the Stock Units to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any such shares distributable hereunder subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other shares of Common Stock underlying the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares of Common Stock underlying the Stock Units in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such shares.
16.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable the Employer, NCR, its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NCR, details of all Stock Units or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the TPA or such other stock plan service provider as may be selected by NCR in the future, which is assisting NCR with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (for example, the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize NCR, the TPA and any other possible recipients which may assist NCR (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that NCR would not be able to grant you Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

17.    Application to Other Compensation. Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation for purposes of calculating any severance, redundancy, end‑of‑service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future.  Future grants, if any, are at the sole grace and discretion of NCR, including, but not limited to, the timing of the grant, amount and vesting provisions.
18.    No Advice Regarding Grant. NCR is not providing any tax, legal or financial advice, nor is NCR making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
19.    Electronic Delivery and Acceptance. NCR may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by NCR or the TPA.
20.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law. Provided, however, that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision so as to render it valid and enforceable to the fullest extent permitted by law.
21.    Amendment. The terms of this Award of Stock Units as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee.
22.    Waiver. You acknowledge that a waiver by NCR of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
23.    Provisions Applicable to Participants in Jurisdictions outside the United States. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are or become subject to the laws of a jurisdiction outside the United States, your Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). In addition, your Award shall be subject to the laws and requirements of such jurisdiction outside the United States and the terms and conditions of this Agreement are deemed modified to the extent NCR determines necessary or advisable for legal or administrative reasons. Moreover if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent NCR determines that the application of such terms is necessary or advisable for legal or administrative reasons. Finally, the Committee may take any other action, including amending this Agreement, before or after an

Award is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions to the extent such amendment is permissible under the Plan with or without your prior written consent.
24.    Conflicting Terms. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to the law governing this Agreement and any claims arising under or relating to it, Section 14 of this Agreement shall prevail.
25.    Code of Conduct Certification. Notwithstanding any other provision of this Agreement, this Award of Stock Units and your right to receive payment of any Stock Units that become Vested hereunder are subject to and expressly conditioned upon your timely annual certification to NCR’s Code of Conduct, and in the event of your failure to timely provide any such certification as may be required prior to the date that Stock Units would otherwise be paid under this Agreement, those Stock Units shall be forfeited.
26.    Execution and Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the grant contained in this Agreement shall be forfeited by you and this Agreement shall have no force and effect if it is not duly executed by electronic acceptance in a form prescribed by and acceptable to the Company, by the date established by the Company and set forth on the website of the TPA at (www.netbenefits.fidelity.com); on which this Agreement is posted.

APPENDIX A
PROVISIONS FOR NON-U.S. PARTICIPANTS

2013 Performance-Based Restricted Stock Unit Award Agreement
NCR Corporation 2011 Amended and Restated Stock Incentive Plan
NCR Corporation 2013 Stock Incentive Plan

The following terms and conditions apply to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.
1.    Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)    the Stock Units and the shares of Common Stock subject to the Stock Units are not intended to replace any pension rights or compensation;
(b)    the Stock Units and the shares of Common Stock subject to the Stock Units and the income and value of same, are not part of normal or expected compensation for any purpose;
(c)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(d)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from your Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against NCR, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release NCR, its Subsidiaries and Affiliates, and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(e)    for purposes of the Stock Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to NCR or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and unless otherwise expressly provided in this Agreement or determined by NCR, your right to vest in the Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (for example, your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence);
(f)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(g)    neither NCR, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Units or of any amounts due to you pursuant to the settlement of the Stock Units or the subsequent sale of any shares of Common Stock acquired upon settlement.
2.    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

APPENDIX B
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS
2013 Performance-Based Restricted Stock Unit Award Agreement
NCR Corporation 2011 Amended and Restated Stock Incentive Plan
NCR Corporation 2013 Stock Incentive Plan
This Appendix B includes special terms and conditions applicable to you if you reside in the countries below. These terms and conditions are in addition to or, if so indicated, in place of, those set forth in the Agreement. Capitalized terms used but not defined in this Appendix have the meanings assigned to them in the Plan, or the Agreement, as applicable.
This Appendix B also includes information relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of the Grant Date. Such laws are often complex and change frequently. As a result, NCR strongly recommends that you do not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Stock Units are Vested or shares of Common Stock acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to your particular situation and NCR is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a citizen or resident of another country for local law purposes, or transfer employment or residency to another country after the Grant Date, the notifications contained herein may not be applicable to you. In addition, NCR shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
CHINA
Settlement of Stock Units. This provision supplements Section 3 of the Agreement:
To facilitate compliance with exchange control laws and regulations in the People’s Republic of China (“China”), you agree to the sale of any shares of Common Stock to be issued upon vesting and settlement of the Stock Units. The sale will occur (i) immediately upon vesting and settlement of the Stock Units, (ii) following your Termination of Employment, or (iii) within any other time frame as the Company determines to be necessary to facilitate compliance with local regulatory requirements. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate the sale of the shares of Common Stock and shall otherwise cooperate with NCR with respect to such matters. You acknowledge that neither NCR nor the broker is under any obligation to arrange for the sale of the shares of Common Stock at any particular price and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Common Stock are sold, the proceeds of the sale of such shares, less any Tax-Related Items and the broker’s fees, commissions or similar expenses, will be remitted to you in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to immediately repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by NCR or a Subsidiary or Affiliate, and you hereby consent and agree that the proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by NCR (or the broker) on your behalf prior to being delivered to you. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate such transfers.
The proceeds may be paid to you in U.S. dollars or local currency at NCR’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that NCR is under no obligation to secure any particular exchange conversion rate and that NCR may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the time the proceeds are converted to local currency and distributed to you.
Finally, you agree to comply with any other requirements that may be imposed by NCR in the future in order to facilitate compliance with exchange control requirements in China.
ISRAEL
Trust Arrangement. You understand and agree that this Award is offered subject to and in accordance with the terms of the Plan and its Israeli Appendix. Upon vesting, the shares of Common Stock shall be controlled by the Company’s trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance (New Version), 5721-1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock‑Up Period”). You shall be able to request the sale of the shares or the release of the shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable Israeli tax law. Without derogating from the aforementioned, if the shares are released by the Trustee during the Lock‑Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The shares shall not be sold or released from the control of the Trustee unless the Company, the Subsidiary or Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto.